Exhibit 99.1

Tactile Systems Technology, Inc. Reports Third Quarter 2024 Financial Results

Authorizes Share Repurchase Program

MINNEAPOLIS, MN, November 4, 2024 – Tactile Systems Technology, Inc. (“Tactile Medical”; the “Company”) (Nasdaq: TCMD), a medical technology company providing therapies for people with chronic disorders, today reported financial results for the third quarter ended September 30, 2024 and announced the adoption of a share repurchase program.

Third Quarter 2024 Summary & Recent Business Highlights:

●	Total revenue increased 5% year-over-year to $73.1 million

•Lymphedema product revenue increased 4% over Q3 2023

•Airway clearance product revenue increased 10% over Q3 2023

●	Net income of $5.2 million versus $22.3 million in Q3 2023
●	Adjusted EBITDA of $10.7 million versus $7.7 million in Q3 2023
●	Operating cashflow of $24.3 million year-to-date, compared to $17.5 million in the prior year period
●	Ended Q3 2024 with $82.1 million in cash and cash equivalents
●	Launched Nimbl, our next-generation lymphedema therapy platform for upper extremity conditions
●	Announced publication of positive clinical trial results in VA lymphedema patients using Flexitouch therapy
●	Authorized a program to repurchase up to $30.0 million of the Company’s common stock

“In the third quarter, we delivered solid gross margin expansion, drove continued improvements in profitability, and achieved double-digit growth in both our commercial and VA lymphedema channels,” said Sheri Dodd, President and Chief Executive Officer of Tactile Medical. “Operationally, we advanced key pillars of our commercial strategy, including launching our next-generation lymphedema therapy platform and announcing the publication of a positive new data set among Veterans.”

Ms. Dodd continued, “While pleased with this performance, our revenue was impacted by changes in policy interpretation from Medicare administrators and DME buying patterns within our airway clearance business. However, we continue to see strong patient and clinician demand for our products, aided by improving CMS coverage conditions on the near horizon. We are taking a concerted approach to fortify our sales channels, simplify our front and back-office work through technology modernization, and amplify the voice of our patients and providers through product and service innovation.”

Ms. Dodd concluded, “Finally, we are increasingly benefiting from generating free cash flow, a trend we expect to continue. This provides us the luxury of continuing to evaluate various investment opportunities to drive growth and increase shareholder value, while also initiating a share repurchase program. We believe this strategic near-term use of cash aligns with our conviction in the trajectory of our business and our ability to execute our financial and operational initiatives.”

Share Repurchase Program

The Company also announced today that the Board of Directors of the Company authorized a program to repurchase up to $30.0 million of common stock. Under the program, purchases may be made from time to time in the open market, in privately negotiated purchases, or both. The timing and number of shares to be purchased will be based on the price of the Company's common stock, general business and market conditions and other investment considerations and factors. The share repurchase program expires on October 31, 2026. The program does not obligate the Company to repurchase any specific number of shares and may be suspended or discontinued at any time without prior notice. The Company intends to finance the share repurchase program with cash on hand.

Third Quarter 2024 Financial Results

Total revenue in the third quarter of 2024 increased $3.5 million, or 5%, to $73.1 million, compared to $69.6 million in the third quarter of 2023. The increase in total revenue was attributable to an increase of $2.8 million, or 4%, in sales and rentals of the lymphedema product line and an increase of $0.7 million, or 10%, in sales of the airway clearance product line in the quarter ended September 30, 2024, compared to the third quarter of 2023.

Gross profit in the third quarter of 2024 increased $5.4 million, or 11%, to $54.8 million, compared to $49.4 million in the third quarter of 2023. Gross margin was 75.0% of revenue, compared to 70.9% of revenue in the third quarter of 2023. Non-GAAP gross margin was 75.4% of revenue, compared to 71.4% of revenue in the third quarter of 2023.

Operating expenses in the third quarter of 2024 increased $6.6 million, or 16%, to $48.0 million, compared to $41.4 million in the third quarter of 2023.

Operating income was $6.8 million in the third quarter of 2024, compared to $8.0 million in the third quarter of 2023. Non-GAAP operating income in the third quarter of 2024 was $7.9 million, compared to $5.2 million in the third quarter of 2023.

Other income was $0.5 million in the third quarter of 2024, compared to other expense of $0.4 million in the third quarter of 2023.

Income tax expense was $2.1 million in the third quarter of 2024, compared to an income tax benefit of $14.7 million in the third quarter of 2023.

Net income in the third quarter of 2024 was $5.2 million, or $0.21 per diluted share, compared to $22.3 million, or $0.94 per diluted share, in the third quarter of 2023. Non-GAAP net income in the third quarter of 2024 was $6.0 million, compared to $20.2 million in the third quarter of 2023. The change in both net income and non-GAAP net income was driven by the impact last year’s valuation allowance release had on prior-year income tax.

Weighted average shares used to compute diluted net income per share were 24.3 million and 23.8 million for the third quarters of 2024 and 2023, respectively.

Adjusted EBITDA was $10.7 million in the third quarter of 2024, compared to $7.7 million in the third quarter of 2023.

First Nine Months 2024 Financial Results

Total revenue for the nine months ended September 30, 2024, increased $10.6 million, or 5%, to $207.4 million, compared to $196.8 million for the nine months ended September 30, 2023. The increase in total revenue was attributable to an increase of $10.0 million, or 6%, in sales and rentals of the lymphedema product line and an increase of $0.6 million, or 2%, in sales of the airway clearance product line for the nine months ended September 30, 2024, compared to the nine months ended September 30, 2023.

Net income for the nine months ended September 30, 2024, was $7.2 million, or $0.30 per diluted share, compared to $20.3 million, or $0.88 per diluted share, for the nine months ended September 30, 2023. Non-GAAP net income for the nine months ended September 30, 2024, was $9.5 million, compared to $20.6 million for the nine months ended September 30, 2023.

Weighted average shares used to compute diluted net income per share were 24.1 million and 23.0 million for the nine months ended September 30, 2024 and 2023, respectively.

Adjusted EBITDA was $20.8 million in the nine months ended September 30, 2024, compared to $14.3 million in the nine months ended September 30, 2023.

Balance Sheet Summary

As of September 30, 2024, the Company had $82.1 million in cash and cash equivalents and $27.0 million of outstanding borrowings under its credit agreement, compared to $61.0 million in cash and cash equivalents and $29.3 million of outstanding borrowings under its credit agreement as of December 31, 2023.

2024 Financial Outlook

The Company is updating its 2024 financial outlook and now expects full year 2024 total revenue in the range of $292 million to $295 million, representing growth of approximately 6% to 8% year-over-year, compared to total revenue of $274.4 million in 2023. The Company’s prior 2024 guidance expectation was total revenue in the range of $293 million to $298 million, representing growth of approximately 7% to 9%.

Conference Call

Management will host a conference call with a question-and-answer session at 5:00 p.m. Eastern Time on November 4, 2024, to discuss the results of the quarter. Those who would like to participate may dial 877-407-3088 (201-389-0927 for international callers) and provide access code 13748661. A live webcast of the call will also be provided on the investor relations section of the Company's website at investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 877-660-6853 (201-612-7415 for international callers); access code 13748661. The webcast will be archived at investors.tactilemedical.com.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapies for people suffering from underserved, chronic conditions including lymphedema, lipedema, chronic venous insufficiency and chronic pulmonary disease by helping them live better and care for themselves at home. Tactile Medical collaborates with clinicians to expand clinical evidence, raise awareness, increase access to care, reduce overall healthcare costs and improve the quality of life for tens of thousands of patients each year.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “continue,” “confident,” “outlook,” “guidance,” “project,” “goals,” “look forward,” “poised,” “designed,” “plan,” “return,” “focused,” “prospects” or “remain” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the Company’s ability to obtain reimbursement from third-party payers for its products; the impacts of inflation, rising interest rates or a recession; the adequacy of the Company’s liquidity to pursue its business objectives; adverse economic conditions or intense competition; price increases for supplies and components; wage and component price inflation; loss of a key supplier; entry of new competitors and products; compliance with and changes in federal, state and local government regulation; loss or retirement of key executives, including transition matters related to the Company’s recent Chief Executive Officer change; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of Adjusted EBITDA, non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, and non-GAAP net income, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

Adjusted EBITDA in this release represents net income or loss, plus interest expense, net, or less interest income, net, less income tax benefit or plus income tax expense, plus depreciation and amortization, plus stock-based compensation expense, plus or minus the change in fair value of earn-out and plus executive transition costs. Non-GAAP gross profit in this release represents gross profit plus non-cash intangible asset amortization expense. Non-GAAP gross margin in this release represents non-GAAP gross profit divided by revenue. Non-GAAP operating income in this release represents operating income adjusted for non-cash intangible asset amortization expense, change in fair value of earn-out and executive transition expenses. Non-GAAP net income represents net income adjusted for non-cash intangible asset amortization expense, change in fair value of earn-out and executive transition expenses, and adjusted for the income tax effect on reconciling items. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures are included in this press release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses these measures principally as measures of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating plan and financial projections. The Company believes these measures are useful to investors as supplemental information and because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company also believes these non-GAAP financial measures are useful to its management and investors as a measure of comparative operating performance from period to period. In addition, Adjusted EBITDA is used as a performance metric in the Company’s compensation program.

The non-GAAP financial measures presented in this release should not be considered as an alternative to, or superior to, their respective GAAP financial measures, as measures of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and they should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating non-GAAP financial measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of these non-GAAP financial measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Tactile Systems Technology, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
	September 30,	December 31,
(In thousands, except share and per share data)	2024	2023
Assets
Current assets
Cash and cash equivalents	$82,146	$61,033
Accounts receivable	39,970	43,173
Net investment in leases	13,953	14,195
Inventories	21,176	22,527
Prepaid expenses and other current assets	5,127	4,366
Total current assets	162,372	145,294
Non-current assets
Property and equipment, net	5,878	6,195
Right of use operating lease assets	17,553	19,128
Intangible assets, net	43,708	46,724
Goodwill	31,063	31,063
Accounts receivable, non-current	3,628	10,936
Deferred income taxes	19,719	19,378
Other non-current assets	3,803	2,720
Total non-current assets	125,352	136,144
Total assets	$287,724	$281,438
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$7,290	$6,659
Note payable	2,956	2,956
Accrued payroll and related taxes	13,086	16,789
Accrued expenses	7,088	5,904
Income taxes payable	611	1,467
Operating lease liabilities	2,883	2,807
Other current liabilities	3,240	4,475
Total current liabilities	37,154	41,057
Non-current liabilities
Note payable, non-current	23,959	26,176
Accrued warranty reserve, non-current	1,448	1,681
Income taxes payable, non-current	495	446
Operating lease liabilities, non-current	16,767	18,436
Total non-current liabilities	42,669	46,739
Total liabilities	79,823	87,796

Stockholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of September 30, 2024 and December 31, 2023	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 23,997,089 shares issued and outstanding as of September 30, 2024; 23,600,584 shares issued and outstanding as of December 31, 2023	24	24
Additional paid-in capital	181,739	174,724
Retained earnings	26,138	18,894
Total stockholders’ equity	207,901	193,642
Total liabilities and stockholders’ equity	$287,724	$281,438

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except share and per share data)	2024	2023	2024	2023
Revenue
Sales revenue	$63,168	$58,866	$180,742	$171,459
Rental revenue	9,925	10,720	26,657	25,312
Total revenue	73,093	69,586	207,399	196,771
Cost of revenue
Cost of sales revenue	15,603	17,016	46,810	48,523
Cost of rental revenue	2,703	3,211	8,270	9,122
Total cost of revenue	18,306	20,227	55,080	57,645
Gross profit
Gross profit - sales revenue	47,565	41,850	133,932	122,936
Gross profit - rental revenue	7,222	7,509	18,387	16,190
Gross profit	54,787	49,359	152,319	139,126
Operating expenses
Sales and marketing	26,838	26,030	82,803	80,538
Research and development	2,417	1,964	6,794	6,030
Reimbursement, general and administrative	18,118	16,449	51,158	46,874
Intangible asset amortization and earn-out	633	(3,073)	1,898	(557)
Total operating expenses	48,006	41,370	142,653	132,885
Income from operations	6,781	7,989	9,666	6,241
Other income (expense)	452	(404)	832	(2,235)
Income before income taxes	7,233	7,585	10,498	4,006
Income tax expense (benefit)	2,078	(14,714)	3,254	(16,307)
Net income	$5,155	$22,299	$7,244	$20,313
Net income per common share
Basic	$0.21	$0.95	$0.30	$0.89
Diluted	$0.21	$0.94	$0.30	$0.88
Weighted-average common shares used to compute net income per common share
Basic	23,985,364	23,483,269	23,842,049	22,714,574
Diluted	24,254,176	23,848,729	24,070,084	22,987,667

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(In thousands)	2024	2023
Cash flows from operating activities
Net income	$7,244	$20,313
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,079	4,916
Deferred income taxes	(341)	(20,717)
Stock-based compensation expense	5,969	5,597
Loss on disposal of property and equipment and intangibles	308	3
Change in fair value of earn-out liability	—	(2,475)
Changes in assets and liabilities, net of acquisition:
Accounts receivable	3,203	10,947
Net investment in leases	242	2,527
Inventories	1,351	(374)
Income taxes	(807)	(99)
Prepaid expenses and other assets	(1,844)	(369)
Right of use operating lease assets	(18)	292
Accounts receivable, non-current	7,308	8,425
Accounts payable	582	(3,622)
Accrued payroll and related taxes	(3,703)	(2,316)
Accrued expenses and other liabilities	(251)	(5,545)
Net cash provided by operating activities	24,322	17,503
Cash flows from investing activities
Purchases of property and equipment	(1,932)	(1,424)
Proceeds from sale of property and equipment	12	—
Intangible assets expenditures	(85)	(117)
Net cash used in investing activities	(2,005)	(1,541)
Cash flows from financing activities
Proceeds from issuance of note payable	—	8,250
Payments on earn-out	—	(5,000)
Payments on note payable	(2,250)	(2,250)
Payments on revolving line of credit	—	(8,250)
Payments of deferred debt issuance costs	—	(125)
Proceeds from exercise of common stock options	2	13
Proceeds from the issuance of common stock from the employee stock purchase plan	1,044	882
Proceeds from issuance of common stock at market	—	34,625
Net cash (used in) provided by financing activities	(1,204)	28,145
Net increase in cash and cash equivalents	21,113	44,107
Cash and cash equivalents – beginning of period	61,033	21,929
Cash and cash equivalents – end of period	$82,146	$66,036

Supplemental cash flow disclosure
Cash paid for interest	$1,612	$2,810
Cash paid for taxes	$4,428	$3,006
Capital expenditures incurred but not yet paid	$49	$40

The following table summarizes revenue by product line for the three and nine months ended September 30, 2024 and 2023:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2024	2023	2024	2023
Revenue
Lymphedema products	$65,282	$62,506	$182,278	$172,257
Airway clearance products	7,811	7,080	25,121	24,514
Total	$73,093	$69,586	$207,399	$196,771

Percentage of total revenue
Lymphedema products	89%	90%	88%	88%
Airway clearance products	11%	10%	12%	12%
Total	100%	100%	100%	100%

The following table contains a reconciliation of GAAP gross profit and margin to non-GAAP gross profit and margin:

Tactile Systems Technology, Inc.
Reconciliation of Gross Profit and Margin to Non-GAAP Gross Profit and Margin
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2024	2023	2024	2023
Gross profit, as reported	$54,787	$49,359	$152,319	$139,126
Gross margin, as reported	75.0%	70.9%	73.4%	70.7%
Reconciling items:
Non-cash intangible asset amortization expense	$317	$316	$950	$945
Non-GAAP gross profit	$55,104	$49,675	$153,269	$140,071
Non-GAAP gross margin	75.4%	71.4%	73.9%	71.2%

The following table contains a reconciliation of GAAP operating income to non-GAAP operating income:

Tactile Systems Technology, Inc.
Reconciliation of GAAP Operating Income to Non-GAAP Operating Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2024	2023	2024	2023
GAAP operating income	$6,781	$7,989	$9,666	$6,241
Reconciling items:
Non-cash intangible asset amortization expense impacting gross profit	$317	$316	$950	$945
Non-cash intangible asset amortization expense impacting operating expenses	633	633	1,898	1,919
Change in fair value of earn-out	—	(3,705)	—	(2,475)
Executive transition expenses	136	—	111	—
Non-GAAP operating income:	$7,867	$5,233	$12,625	$6,630

The following table contains a reconciliation of GAAP net income to non-GAAP net income:

Tactile Systems Technology, Inc.
Reconciliation of GAAP Net Income to Non-GAAP Net Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2024	2023	2024	2023
GAAP net income	$5,155	$22,299	$7,244	$20,313
Reconciling items:
Non-cash intangible asset amortization expense impacting gross profit	$317	$316	$950	$945
Non-cash intangible asset amortization expense impacting operating expenses	633	633	1,898	1,919
Change in fair value of earn-out	—	(3,705)	—	(2,475)
Executive transition expenses	136	—	111	—
Income tax expense on reconciling items*	(272)	689	(740)	(97)
Non-GAAP net income	$5,969	$20,232	$9,463	$20,605
* The effect of income tax on the reconciling items is estimated using the Company's effective statutory tax rate.

The following table contains a reconciliation of net income to Adjusted EBITDA for the three and nine months ended September 30, 2024 and 2023, as well as the dollar and percentage change between the comparable periods:

Tactile Systems Technology, Inc.
Reconciliation of Net Income to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended		Increase		Nine Months Ended		Increase
	September 30,		(Decrease)		September 30,		(Decrease)
(Dollars in thousands)	2024	2023	$	%	2024	2023	$	%
Net income	$5,155	$22,299	$(17,144)	(77)%	$7,244	$20,313	$(13,069)	64%
Interest (income) expense, net	(452)	404	(856)	N.M. %	(823)	2,235	(3,058)	(137)%
Income tax expense (benefit)	2,078	(14,714)	16,792	(114)%	3,254	(16,307)	19,561	(120)
Depreciation and amortization	1,734	1,646	88	5%	5,079	4,915	164	3%
Stock-based compensation	2,070	1,766	304	17%	5,969	5,597	372	7%
Change in fair value of earn-out	—	(3,705)	3,705	(100)%	—	(2,475)	2,475	(100)%
Executive transition costs	136	—	136	—%	111	—	111	—%
Adjusted EBITDA	$10,721	$7,696	$3,025	39%	$20,834	$14,278	$6,556	46%

Investor Inquiries:

Sam Bentzinger

Gilmartin Group

investorrelations@tactilemedical.com